Exhibit 5.4
to Registration Statement
Registration No. 333-84276

[Letterhead of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.]

May 6, 2002

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203

            Re:   Registration Statement on Form S-3
                    CenturyTel, Inc. ("CenturyTel")
                    Registration No. 333-84276

Ladies and Gentlemen:

            We have acted as CenturyTel's special counsel in connection with the issuance and sale on the date hereof by CenturyTel of 20,000,000 Equity Units, initially consisting of 20,000,000 Corporate Units (the "Equity Units"), each of which will be initially comprised of a purchase contract to purchase shares of CenturyTel's common stock no later than May 15, 2005 (a "Purchase Contract") and a beneficial interest in a Senior Note, Series J, due 2007 having a $25 stated principal amount (a "Senior Note"), pursuant to (i) the Underwriting Agreement, dated April 30, 2002 (the "Underwriting Agreement"), by and between CenturyTel and Goldman, Sachs & Co., as the representatives of the several underwriters named therein, (ii) the Purchase Contract Agreement, dated as of May 1, 2002 (the "Purchase Contract Agreement"), by and between CenturyTel and Wachovia Bank, National Association, as purchase contract agent (the "Purchase Agent"), (iii) the Pledge Agreement, dated as of May 1, 2002 (the "Pledge Agreement"), by and among CenturyTel, the Purchase Agent and JPMorgan Chase Bank, as collateral agent, custodial agent and securities intermediary, (iv) the Indenture, dated as of March 31, 1994 (as heretofore supplemented by board resolutions and as further supplemented by the First Supplemental Indenture thereto dated as of May 1, 2002 (the "Supplemental Indenture"), the "Indenture"), by and between CenturyTel and Regions Bank (successor to Regions Bank of Louisiana and First American Bank & Trust of Louisiana), as trustee (the "Trustee"), and (v) the registration statement (No. 333-84276) on Form S-3 (as amended, the "Registration Statement") and the prospectus dated April 29, 2002 (as supplemented by the prospectus supplement dated April 30, 2002, the "Final Prospectus") forming a part thereof. For purposes hereof, we refer to the Purchase Contract Agreement, the Pledge Agreement and the Indenture (including the Supplemental Indenture) as the "Ancillary Transaction Agreements."

            In connection with rendering the opinions expressed below, we have examined and relied upon (i) copies of the Ancillary Transaction Agreements, (ii) specimens of certificates representing the Equity Units and the Senior Notes issued in connection therewith, (iii) minutes from the meetings of the Board of Directors of CenturyTel held on February 26, 2002, minutes from the meeting of the Special Pricing Committee of the Board of Directors of CenturyTel held on April 29, 2002, and the records of certain other proceedings of CenturyTel's Board of Directors that relate to the organization of CenturyTel, (iv) CenturyTel's amended and restated articles of incorporation and CenturyTel's bylaws, as amended, each as certified to our satisfaction, and (v) certain certificates, documents and other instruments delivered on or prior to the date hereof pursuant to the Underwriting Agreement, the Purchase Contract Agreement and the Indenture, including, without limitation, certain legal opinions and certificates furnished by CenturyTel on the date hereof pursuant to the Underwriting Agreement and certain certificates and orders relating to the authentication and delivery of the Equity Units and Senior Notes. We have also, without independent investigation or verification, relied upon factual representations made by CenturyTel during the course of our representation and upon such other documents, records, certificates and other instruments, including certificates or other written or oral advice of public officials and officers of CenturyTel, as we considered necessary or appropriate in connection with rendering the opinions expressed below.

            In our examination of such documents, we have assumed without independent verification (i) that each of the documents and instruments reviewed by us has been duly authorized, executed and delivered by each of the parties thereto other than CenturyTel and is enforceable against such parties in accordance with the terms thereof, (ii) the authenticity of all documents and instruments submitted to us as originals, (iii) the conformity to the originals of all documents and instruments submitted to us as conformed, certified or photostatic copies, (iv) the accuracy and completeness of all corporate records made available to us by CenturyTel, (v) the absence of any other documents, instruments, records, agreements or understandings that alter, modify or change in any way the terms of the Ancillary Transaction Agreements, the Equity Units, the Purchase Contracts or the Senior Notes, or the validity or accuracy of the representations made to us orally or as set forth in any documents, instruments, records or agreements provided to or reviewed by us, (vi) that the effectiveness of the Registration Statement has not been terminated or rescinded, (vii) the genuineness of all signatures on all documents and instruments examined by us and (viii) the power and legal capacity of all persons (other than CenturyTel) who have executed documents reviewed by us hereunder.

            Based upon the foregoing and subject to the following qualifications and comments, we are of the opinion that:

            1.     CenturyTel is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite corporate power to issue the Equity Units and the Senior Notes.

            2.     The Equity Units and the Senior Notes have been duly authorized, executed and delivered by CenturyTel. The Purchase Contracts and the Senior Notes constitute valid and binding obligations of CenturyTel, enforceable against CenturyTel in accordance with their respective terms, except that (A) the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally, (B) the enforceability thereof is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (C) certain provisions contained in the Ancillary Transaction Agreements relating to remedies may be limited by public policy, equitable principles or other provisions of applicable laws, rules, regulations, court decisions or constitutional requirements.

            3.     The shares of common stock of CenturyTel issuable pursuant to the terms and conditions of the Purchase Contracts (the "Issuable Common Stock") have been duly and validly authorized and reserved for issuance by CenturyTel and, when issued and delivered in accordance with the provisions of the Purchase Contract Agreement against payment of the purchase price therefor, will be duly and validly issued, fully paid and non-assessable. The issuance of the Issuable Common Stock will not be subject to any preemptive right.

            The foregoing opinions are subject to the following exceptions, qualifications and comments:

            (a)     In connection with our opinions expressed above, we have assumed that neither the issuance and delivery of the Equity Units or the Senior Notes, nor the compliance by CenturyTel with the terms of the Equity Units or the Senior Notes, will violate any applicable law or regulation (including those relating to the regulation of communications companies) or will result in a violation of any provision of any instrument or agreement then binding upon CenturyTel, or any restriction imposed by any court or governmental body having jurisdiction over CenturyTel or its assets.

            (b)     We are members of the bar of the State of Louisiana and do not purport to be experts on the laws of any other jurisdiction. The opinions rendered herein are specifically limited to currently applicable United States federal law and the laws of the State of Louisiana, in each case solely as they relate to the opinions expressed herein. With respect to our opinions in paragraph 2 above concerning the enforceability of the securities referenced therein, we note that the Purchase Contracts purport to be governed by New York law. We have assumed that a reviewing court will enforce the parties' choice of New York law, and relied upon an opinion from Pillsbury Winthrop LLP with respect to all matters of New York law related to this opinion, subject to the assumptions, qualifications and exceptions set forth therein.

            (c)     Our opinions expressed in paragraph 2 above regarding the enforceability of the securities referenced therein are subject to the following exceptions, qualifications and comments:

                        (i)       the possible unenforceability of provisions permitting modifications of an agreement only in writing;

                        (ii)      the possible unenforceability of provisions that the terms of an agreement are severable;

                        (iii)     the effect of laws requiring mitigation of damages;

                        (iv)     the effect and possible unenforceability of contractual provisions providing for choice of governing law;

                        (v)      the possible unenforceability of provisions requiring indemnification for, or providing exculpation, release or exemption from liability for, action or inaction, to the extent such action or inaction involves negligence or willful misconduct or to the extent otherwise contrary to public policy;

                        (vi)      the possible unenforceability of waivers or advance consents that have the effect of waiving a party's unmatured rights;

                        (vii)     the possible unenforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person's course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind; and

                        (viii)    the possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform.

            (d)     All opinions rendered herein are as of the date hereof and are based upon the circumstances that exist at the present time, including, without limitation, statutes, cases, regulations, facts and circumstances as they currently exist, all of which are subject to change. We assume no obligation to update or supplement this letter or the opinions given herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws or interpretations thereof which may hereafter occur.

            (e)     Except as to the matters, documents and transactions specifically addressed herein, we express no opinion whatsoever, and no opinion whatsoever is to be inferred, as to any other matter, document or transaction.

            We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus and prospectus supplement forming a part thereof under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the general rules and regulations of the Commission.

Yours very truly,

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By: /s/ Kenneth J. Najder

Kenneth J. Najder